Exhibit 99.1

Northern California Bancorp, Inc.

Reports Record Earnings for 2005

On February 6, 2006, Charles T. Chrietzberg, Jr, Chairman, President & CEO of Northern California Bancorp, Inc. reported net income for the twelve months ended December 31, 2005 was $1,929,300 as compared with $1,065,200 in 2004, an increase of 81.1%

 Basic earnings per share for 2005 were $1.20 compared with $0.68 in 2004, a 76.7% increase.  Diluted earnings per share for 2005 were $1.00 compared with $0.56 in 2004, a 80.7% increase.

Net interest income totaled $7,019,200 for 2005 compared with $4,919,700 in 2004, an increase of 42.6%.  Net interest spread for 2005 was 4.68% compared with 4.02% in 2004.  Net interest margin for 2005 was 5.12% compared with 4.47% in 2004.  The increases were the result of average earning assets increasing $30,955.800; the average rate earned increasing 109 basis points; while average interest bearing liabilities increasing $18,790,500, the average rate paid increased 43 basis points.

The provision for loan loss was $150,000 for the year 2005 and $185,000 for the same period in 2004.

Net charge-offs were $12,000 for 2005 and $(3,000) for the same period in 2004.

The Bank had no nonperforming assets on December 31, 2005 compared with $42,600, 0.04% of total loans outstanding at December 31, 2004.

Noninterest income was $4,362,000 in 2005 compared with $4,226,800 in 2004, an increase of 3.2%.

Noninterest expense was $9,301,900 for 2005 compared with $7,896,300 in 2004, and increase of 17.8%.

The Bank’s efficiency ratio improved to 61.93% in 2005 from 74.73% in 2004.

Chrietzberg stated, “We are very pleased with the 2005 results, as the company continued significant growth in both total assets (21.3%) and net income (81.1%).  We anticipate continued growth as we look forward to 2006.”

Northern California Bancorp, Inc. is a bank holding company with $162.6 million in assets.  Monterey County Bank, its principal subsidiary is a state chartered bank headquartered in Monterey, CA.

FORWARD-LOOKING STATEMENTS This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses.  Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

Northern California Bancorp, Inc.

Consolidated Balance Sheet

(Unaudited)

	DECEMBER 31	DECEMBER 31
	2005	2004
ASSETS:
Cash and Due From Banks	5,830,600	5,614,000
Federal Funds Sold	18,300,000	11,195,000
Total Cash and Cash Equivalents	24,130,600	16,809,000
Trading Assets	1,027,500	803,700
Time Deposits Financial Institutions	1,000,000	—
Investment Securities, available for sale	11,065,300	6,834,900
Investment Securities, held to maturity	7,025,000	6,219,100
Other Investments	2,020,500	1,813,500
Loans Held for Sale	5,315,000	4,539,500
Gross Loans	103,370,200	91,699,400
Allowance for Possible Loan Losses	(1,100,700)	(963,000)
Deferred Origination Fees	(284,500)	(240,100)
Loans, Net	101,985,000	90,496,300
Bank Premises and Equipment, Net	4,362,300	2,217,600
Cash Surrender Value of Life Insurance	2,466,700	2,391,900
Interest Receivable and Other Assets	2,247,200	1,913,800
Total Assets	162,645,100	134,039,300

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Total Deposits	118,120,100	97,263,200
Federal Home Loan Bank Borrowed Funds	24,750,000	19,650,000
Junior Subordinated Debt Securities	8,248,000	8,248,000
Interest Payable and Other Liabilities	2,596,200	1,557,000
Total Liabilities	153,714,300	126,718,200

Shareholders’ Equity:
Common Stock - No Par Value
Authorized: 2,500,000 in 2005 and 2004
Outstanding:1,631,439 in 2005 and 1,608,019 in 2004	4,771,800	4,719,900
Retained Earnings	4,128,500	2,525,600
Accumulated Other Comprehensive Income (Loss)	30,500	75,600
Total Shareholders’ Equity	8,930,800	7,321,100
Total Liabilities & Shareholders’ Equity	162,645,100	134,039,300

Northern California Bancorp, Inc.

Consolidated Income Statement

(Unaudited)

	DECEMBER 31	DECEMBER 31
	2005	2004
INTEREST INCOME:
Interest and Fees on Loans	$9,561,100	$6,756,100
Time deposits with other financial institutions	29,200	—
Interest on Investment Securities	748,100	457,500
Interest on Federal Funds	352,400	141,300
Total Interest Income	10,690,800	7,354,900

INTEREST EXPENSE:
Interest-Bearing Transaction Accounts	64,400	64,400
Savings and Time Deposit Accounts	1,050,500	791,300
Time Deposits in Denominations of $100,000 or more	989,900	561,600
Notes Payable and other	1,566,800	1,017,900
Total Interest Expense	3,671,600	2,435,200

Net Interest Income	7,019,200	4,919,700

PROVISION FOR LOAN LOSSES	150,000	185,000
Net Interest Income After Provision for Possible Loan Losses	6,869,200	4,734,700

NONINTEREST INCOME:
Service Charges on Deposit Accounts	563,800	516,500
SBA Loan Sales & Servicing Income	991,400	716,400
Other Operating Income	2,806,800	2,993,900
Total Noninterest Income	4,362,000	4,226,800

NONINTEREST EXPENSE:
Salaries and Employee Benefits	3,281,800	3,003,600
Occupancy and Equipment Expense	664,500	596,700
Professional Fees	140,500	113,500
Data Processing	355,800	363,900
Other Operating Expenses	3,369,900	3,038,000
Total Non-interest Expense	7,812,500	7,115,700

Income before tax provision	3,418,700	1,845,800
Income Tax Expense	1,489,400	780,600
	1,929,300	1,065,200

Earnings per common share
Primary	1.20	0.68
Diluted	1.00	0.56